Exhibit 5

June 30, 2011

Vectren Corporation
One Vectren Square
Evansville, Indiana 47708-1251

To Whom It May Concern:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Vectren Corporation (the “Company”) with the Securities and Exchange Commission relating to the registration of up to 1,300,000 additional shares of the Common Stock, without par value (the “Common Stock”), of the Company under the Vectren Corporation At Risk Compensation Plan, as amended and restated as of May 1, 2011 (the “Plan”), and as such Plan may be amended from time to time.  In connection with your request, we have made such examination of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

Based upon such examination, we are of the opinion that when the shares of Common Stock have been issued as contemplated by the Plan, the Common Stock will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, whoever, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission there under.

Very truly yours, /s/ BARNES & THORNBURG LLP